EXHIBIT (23)

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 2-64667, 33-64639 and 33-34807) and in the Registration Statements on Form S-3 (Nos. 333-61342 and 333-107687) of The Empire District Electric Company of our report dated January 30, 2004 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

St. Louis, Missouri
March 12, 2004